UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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_________________________Aehr Test Systems___________________________
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AEHR TEST SYSTEMS
400 Kato Terrace
Fremont, California 94539
_____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 23, 2018
_____________________________

To The Shareholders of
    Aehr Test Systems:

You are cordially invited to attend the Annual Meeting of Shareholders, or the Annual Meeting, of Aehr Test Systems, a California corporation, or the Company, to be held on October 23, 2018, at 4:00 p.m., at the Company’s corporate headquarters located at 400 Kato Terrace, Fremont, California 94539, for the following purposes:

1.
To elect six directors.

2.
To approve an amendment to the Company’s Amended and Restated 2006 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 350,000 shares.

3.
To ratify the selection of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2019.

4.
To approve, on an advisory basis, the compensation of the Company’s named executive officers.

5.
To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on September 6, 2018 will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

                                                                                                GAYN ERICKSON
       President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

      THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT SEPTEMBER 26, 2018. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

●
COMPLETE AND RETURN A WRITTEN PROXY CARD; OR

●
ATTEND THE COMPANY’S 2018 ANNUAL MEETING OF SHAREHOLDERS AND VOTE.

      ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING TO BE HELD OCTOBER 23, 2018:

The Company’s Proxy Statement, form of proxy card and 2018 Annual Report are available at: www.aehr.com under the heading “Investors” and the subheading “Annual Reports/Proxies.”

AEHR TEST SYSTEMS
400 Kato Terrace
Fremont, California 94539

_______________

PROXY STATEMENT
_______________

2018 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to the shareholders of Aehr Test Systems, a California corporation, or the Company, in connection with the solicitation of proxies by the Board of Directors, or the Board, for use at the Annual Meeting of Shareholders of the Company, or the Annual Meeting, to be held on Tuesday, October 23, 2018 at 4:00 p.m. local time, and at any adjournments thereof.

At the Annual Meeting, the shareholders will be asked:

1.
To elect six directors.

2.
To approve an amendment to the Company’s Amended and Restated 2006 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 350,000 shares.

3.
To ratify the selection of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2019.

4.
To approve, on an advisory basis, the compensation of the Company’s named executive officers.

5.
To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 6, 2018 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder will be entitled to one vote for each share of Common Stock, or Common Share, held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing.

The Company’s Annual Report on Form 10-K, containing financial statements for the fiscal year ended May 31, 2018, is being mailed with these proxy solicitation materials to all shareholders entitled to vote. This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Shares on or about September 26, 2018.

THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on October 23, 2018 at 4:00 p.m., local time, at 400 Kato Terrace, Fremont, California 94539.

General

The Company’s principal office is located at 400 Kato Terrace, Fremont, California 94539 and its telephone number is (510) 623-9400.

Record Date and Shares Entitled to Vote

Shareholders of record at the close of business on September 6, 2018, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 22,245,095 shares of Common Stock outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Proxy Solicitation

Each shareholder voting for the election of directors may cumulate his or her votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote, or distributing the shareholder’s votes on the same principle among as many candidates as the shareholder chooses. No shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been properly placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

The Company is soliciting proxies for the Annual Meeting from its shareholders. The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or special delivery letter.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections, appointed for the meeting, who will determine whether or not a quorum is present. If the shares present, in person and by proxy, do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are also treated as shares entitled to vote, or the Votes Cast, at the Annual Meeting with respect to such matter.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (i.e. votes from shares of record by brokers as to which the beneficial owners have no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will be counted for purposes of determining whether a quorum exists but will not otherwise affect the outcome of the voting on a proposal. With respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the articles of incorporation); however, a broker non-vote has the same effect as a vote against the proposal.

Deadline for Receipt of Shareholder Proposals for 2019 Annual Meeting

Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission, or SEC. Proposals of shareholders of the Company intended to be presented for consideration at the Company's 2019 Annual Meeting of Shareholders must be received by the Company no later than May 31, 2019, in order that they may be included in the proxy statement and form of proxy related to that meeting.

Shareholder Information

IN COMPLIANCE WITH RULE 14A-3 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS.

If you share an address with another shareholder, only one annual report and proxy statement may be delivered to all shareholders sharing your address unless the Company has contrary instructions from one or more shareholders. Shareholders sharing an address may request a separate copy of the annual report or proxy statement by writing to: Aehr Test Systems, 400 Kato Terrace, Fremont, CA 94539, Attention: Investor Relations or by calling investor relations at (510) 623-9400, and the Company will promptly deliver a separate copy. If you share an address with another shareholder and you are receiving multiple copies of annual reports or proxy statements, you may write us at the address above to request delivery of a single copy of these materials in the future.

How to Obtain Directions to Location of Annual Meeting

The Annual Meeting is being held at the time and place set forth above. You can obtain directions to attend the Annual Meeting and vote your shares in person by calling the Company at (510) 623-9400, or by visiting the Company’s website www.aehr.com under the heading “Contact Us” and the subheading “Offices,” and selecting the legend of “Headquarters” on the map.

Internet Availability of Proxy Materials

This Proxy Statement, the form of proxy card and 2018 Annual Report are available on the Company’s website www.aehr.com under the heading “Investors” and the subheading “Annual Reports/Proxies.”

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting or until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the six nominees named below. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

The names of the nominees, ages as of May 31, 2018, and certain information about them as of the Record Date are set forth below:

Name of Nominee	Age	Position	Director Since
Rhea J. Posedel	75	Chairman	1977
Gayn Erickson	53	President and Chief Executive Officer	2012
William W.R. Elder (1)(2)(3)	79	Director	1989
Mario M. Rosati	72	Director	1977(4)
John M. Schneider (1)(3)	51	Director	2014
Howard T. Slayen (1)(2)	71	Director	2008
_________________________________________
(1)
Member of the Audit Committee
(2)
Member of the Compensation Committee
(3)
Member of the Corporate Governance and Nominating Committee
(4)
Mr. Rosati was a member of the Board of Directors from 1977 to September 2008 and then rejoined the Board of Directors in February 2009

RHEA J. POSEDEL is a founder of the Company and has served as the Chairman of the Board of Directors since the Company’s inception in 1977. He also served as Executive Chairman of the Company from January 2012 to March 2013. Mr. Posedel served as Chief Executive Officer of the Company since the Company’s inception in 1977 until January 2012. From the Company’s inception through May 2000, Mr. Posedel also served as President of the Company. Prior to founding the Company, Mr. Posedel held various project engineering and engineering managerial positions at Lockheed Martin Corporation, Ampex Corporation, and Cohu, Inc. Mr. Posedel received a B.S. in Electrical Engineering from the University of California, Berkeley, an M.S. in Electrical Engineering from San Jose State University and an M.B.A. from Golden Gate University.

Mr. Posedel brings to the Board of Directors senior leadership experience, industry and technical expertise, and a deep knowledge of the Company’s operations, strategy and vision.

            GAYN ERICKSON has served as President, Chief Executive Officer and member of the Board of Directors of the Company since January 2012. Prior to joining the Company, Mr. Erickson served as corporate officer, Senior Vice President and General Manager of Verigy Ltd.’s memory test business from February 2006 until October 2011. Prior to that, he was Vice President of Marketing and Sales for Agilent Technologies' Semiconductor Memory Test products. He has over 30 years of executive and general management, operations, marketing, sales and R&D program management experience, dating back to the late 1980s when he began his career in semiconductor test with Hewlett-Packard's Automated Test Group. Mr. Erickson received a B.S. in Electrical Engineering from Arizona State University.

Mr. Erickson brings to the Board of Directors senior leadership experience, semiconductor test industry and technical expertise, and strategic business development experience.

DR. WILLIAM W. R. ELDER, OBE has been a director of the Company since 1989. From 1981 to 1996, Dr. Elder was the Chief Executive Officer of Genus, Inc., a semiconductor equipment company, and then again from 1998 until the company was acquired by AIXTRON AG in 2005. Dr. Elder retired from AIXTRON AG in December 2007. Dr. Elder was the President and Chief Executive Officer of Maskless Lithography, Inc., a capital equipment start-up company based in San Jose, California, from 2010 until the sale of its assets to Chimeball Technology, a Taiwanese equipment company, in 2015. Dr. Elder received a B.S.I.E. and an honorary Doctorate Degree from the University of Paisley in Scotland.

As the former President and Chief Executive Officer of a semiconductor equipment company, Dr. Elder brings to the Board of Directors senior leadership experience, strong industry knowledge and operations expertise.

MARIO M. ROSATI was a director of the Company from 1977 to 2008, and then rejoined the Board of Directors in 2009. Mr. Rosati is a member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation, which he joined in 1971. Mr. Rosati is a director of Sanmina Corporation, a publicly-held electronics manufacturing services company, as well as several privately-held companies. Mr. Rosati received a B.A. from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law.

As a senior partner in a major Silicon Valley based law firm, Mr. Rosati brings legal expertise in the oversight of legal and regulatory compliance, mergers and acquisitions and financing experience to the Board of Directors. Mr. Rosati also brings to the Board of Directors a strong background in advising high-tech companies through his public company board experience.

JOHN M. SCHNEIDER has been a director of the Company since December 2014.  Mr. Schneider has been the owner and President of PWA Real Estate and PWA Construction, since their creation in 2008 and 2014, respectively.  Mr. Schneider was the owner, President and CEO of Private Wealth Advisors and PWA Securities, a SEC-registered Registered Investment Advisor and FINRA-registered Broker/Dealer since their creation in 2003 and 2008, respectively.  In July 2015, Mr. Schneider sold his ownership position in both investment companies to his existing partner.  Mr. Schneider is currently the owner and President of JMS Capital Group, LLC, which is a holding company encompassing JMS Wealth Services, PWA Construction (dba JMS Development) and PWA Real Estate (dba JMS Real Estate).  Mr. Schneider graduated from the University of Pittsburgh with a Bachelor of Arts Degree in Economics, obtaining their "Honors in Economics" distinction.  He is also a graduate of the College of Financial Planning in Denver, Colorado and is a Certified Financial Planner.

As the founder of multiple investment companies, Mr. Schneider brings to the Board of Directors a strong expertise in business development, financing and investment activities. Mr. Schneider also brings to the Board of Directors a strong background in advising companies through his private company board experience.

HOWARD T. SLAYEN has been a director of the Company since 2008. Since June 2001, Mr. Slayen has been providing independent financial consulting services to various organizations and clients. From October 1999 to May 2001, Mr. Slayen served as Executive Vice President and Chief Financial Officer of Quaartz Inc., a web-hosted communications company. From 1971 to September 1999,

Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner. Mr. Slayen currently serves as a director for several non-profit organizations. Mr. Slayen received a B.A. from Claremont McKenna College and a J.D. from the University of California, Berkeley School of Law.

As the former Vice President and Chief Financial Officer of a high-tech company, former Corporate Finance Partner for a large international accounting firm, and former chair of the audit committee of two other public technology companies, Mr. Slayen brings to the Board of Directors senior leadership experience, expertise in accounting and financial reporting, financing and investing activities, and internal control and compliance. Mr. Slayen also brings to the Board of Directors a strong background in advising high-tech companies through his prior public company board experience.

Vote Required and Recommendation of the Board of Directors

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. See “Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE ELECTION OF THE NOMINEES LISTED ABOVE.

Board Matters and Corporate Governance

Board Meetings and Committees

The Board of Directors held a total of four meetings during the fiscal year ended May 31, 2018. No incumbent director during his period of service in such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

The Audit Committee currently consists of directors Messrs. Elder, Schneider and Slayen, each of whom is an independent member of the Board of Directors, as defined by the Nasdaq director independence standards, as well as applicable SEC rules, as currently in effect. The Audit Committee held six meetings during fiscal year 2018. More information regarding the functions performed by the Committee is set forth in the section entitled “Report of the Audit Committee.” The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the Audit Committee charter is available on the Company’s website at www.aehr.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The Board of Directors has determined that Mr. Slayen is an audit committee financial expert as defined by the rules of the SEC.

The Compensation Committee of the Board of Directors currently consists of Messrs. Elder and Slayen, each of whom is an independent member of the Board of Directors, as defined by the Nasdaq director independence standards, as well as applicable SEC rules, as currently in effect. The Compensation Committee held one meeting during fiscal year 2018. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company. The Compensation Committee is governed by a written charter approved by the Board of Directors. The Company maintains a copy of the Compensation Committee charter on its website at www.aehr.com under the heading “Investor Relations” and the subheading “Corporate Governance.” More information regarding the Compensation Committee’s processes and procedures can be found herein in the section entitled “Compensation Discussion and Analysis.”

The Corporate Governance and Nominating Committee of the Board of Directors currently consists of Messrs. Elder and Schneider, each of whom is an independent member of the Board of Directors, as defined by the Nasdaq director independence standards, as well as applicable SEC rules, as currently in effect. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors regarding matters concerning corporate governance; reviews the composition and evaluates the performance of the Board of Directors; selects, or recommends for the selection of the Board of Directors, director nominees; evaluates director compensation; reviews the composition of committees of the Board of Directors and recommends persons to be members of such committee; and reviews conflicts of interest of members of the Board of Directors and corporate officers. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors did not hold any meetings during the fiscal year ended May 31, 2018. The Company maintains a copy of the Corporate Governance and Nominating Committee charter on its website at www.aehr.com under the heading “Investor Relations” and the subheading “Corporate Governance.”

Shareholder Recommendations

The policy of the Board of Directors is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any shareholder recommendations proposed for consideration by the Board of Directors should include the candidate’s name and qualifications for Board membership and should be addressed to:

Aehr Test Systems
400 Kato Terrace
Fremont, CA 94539
Attn: Secretary

In addition, procedures for shareholder direct nomination of directors are discussed under “Deadline for Receipt of Shareholder Proposals” above.

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s Code of Conduct and Ethics adopted by the Board. They should have broad experience at the policy-making level in business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Board of Directors utilizes a variety of methods for identifying and evaluating nominees for director. The Board of Directors periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board of Directors considers various potential candidates for director. Candidates may come to the attention of the Board of Directors through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Board of Directors, and may be considered at any point during the year. As described above, the Board of Directors considers properly submitted shareholder recommendations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, any recommendations are aggregated and considered by the Board of Directors at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Board of Directors. The Board of Directors may also review materials provided by professional search firms or other parties in connection with a candidate who is not recommended by a shareholder. In evaluating such recommendations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board.

The Company seeks board members whose background, skills and experience will best assist the Company in the oversight of its business and operations. This includes understanding of and experience in manufacturing, technology, finance, and legal and regulatory compliance. Senior leadership experience and public company board experience are two of the key qualities evaluated when considering nominees for the Company’s Board of Directors. A goal of the nomination process is for the Board of Directors to be comprised of directors with a diverse set of skills and experience to provide oversight and advice concerning the Company’s current business and growth strategies.

The Board of Directors has determined that each of its current directors, except for Rhea J. Posedel, the Company’s Chairman, and Gayn Erickson, the Company’s President and Chief Executive Officer, is independent within the meaning of the Nasdaq director independence standards, as well as applicable SEC rules, as currently in effect.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meetings of shareholders, directors are encouraged to attend annual meetings of the Company’s shareholders.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all directors, officers and employees of the Company, which includes the Chief Executive Officer, Chief Financial Officer and any other principal accounting officer. The Code of Conduct and Ethics may be found on the Company’s website at www.aehr.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The Company will disclose any amendment to the Code of Conduct and Ethics or waiver of a provision of the Code of Conduct and Ethics, including the name of the officer to whom the waiver was granted, on the Company’s website at www.aehr.com under the heading “Investor Relations” and the subheading “Corporate Governance.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors maintains a structure that currently separates the positions of Chairman of the Board of Directors and Chief Executive Officer with Rhea J. Posedel currently serving in the position of Chairman of the Board of Directors and Gayn Erickson currently serving in the position of Chief Executive Officer of the Company, and with an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee for oversight of specific areas of responsibility. The Company believes that this structure is appropriate and allows for efficient and effective oversight, given the Company’s relatively small size (both in terms of number of employees and in scope of operational activities directly conducted by the Company) and its corporate strategy. The Board of Directors does not have a lead independent director nor does the Board have a specific role in risk oversight of the Company. The Chairman of the Board, Chief Executive Officer, the Committees of the Board and, as needed, other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks. The Board of Directors, or the Committee with special responsibility for oversight of the area implicated by the highlighted risks, then uses this information to perform its oversight role and inform its decision making with respect to such areas of risk.

Communications with the Board

The Company does not have a formal policy regarding shareholder communication with the Board of Directors. However, shareholders may communicate with the Board by submitting a letter to the attention of the Chairman of the Board, c/o Aehr Test Systems, 400 Kato Terrace, Fremont, CA 94539. Communication received in writing will be collected, organized and processed by the Chairman of the Board who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

PROPOSAL 2

AMENDMENT TO THE AMENDED AND RESTATED
2006 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is proposing that the Amended and Restated 2006 Employee Stock Purchase Plan (the "ESPP") be amended to increase the number of shares authorized thereunder by an additional 350,000 Shares of Common Stock ("Shares"). The Company previously reserved 1,500,000 Shares for issuance under the ESPP.

If the amendment is approved, the ESPP will continue to be a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees. The ESPP allows our employees to buy our Shares at a discount through payroll deductions. In the highly competitive technology industry in which we compete for talent, we believe that offering an employee stock purchase program is critical to our ability to remain competitive. If the amendment of the ESPP is not approved by the Company’s shareholders, we may be restricted in our ability to offer competitive compensation to existing employees and qualified candidates, and our business and ability to increase long-term shareholders value could be adversely affected.

Description of the ESPP

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Additional Information Regarding the ESPP

●
The actual number of Shares that will be purchased under the ESPP cannot be determined because such number will depend on a number of indeterminable factors (including the number of participants, the rates at which participants make contributions to the ESPP, and our stock price). However, in fiscal years 2016, 2017 and 2018, the numbers of Shares purchased under the ESPP were 85,817 Shares, 150,711 Shares, and 236,808 Shares, respectively.

●
66 employees participated in the most recently completed offering period under the ESPP, purchasing approximately 120,758 Shares (with an approximate value of $119,068 on the date of purchase) at an average purchase price of $0.986 per Share.

●
As of August 31, 2018, there were 64 employees eligible to participate in the ESPP, all of which were participating in the offering period then in progress under the ESPP.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation.

General

The ESPP originally was adopted by our Board of Directors in October 2006 and approved by our shareholders on October 26, 2006. Our Board of Directors subsequently approved the amendment and restatement of the ESPP in September 2016, which was approved by our shareholders on October 18, 2016. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock through contributions, generally through payroll deductions. The ESPP permits the administrator to grant purchase rights that qualify for preferential tax treatment under Section 423 of the

Internal Revenue Code of 1986, as amended (the “Code”) and purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by our Board of Director or other committee (including the Compensation Committee) administering the ESPP that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

As of August 31, 2018, a total of 144,625 Shares were available for sale under the ESPP. If our shareholders approve this proposal, a total of 494,625 Shares will be reserved for issuance under the ESPP.

Administration

Our Board of Directors or the Compensation Committee administers the ESPP. All questions of interpretation or application of the ESPP are determined by the administrator and its decisions are final and binding upon all participants. The administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to designate separate offerings under the ESPP, to adjudicate disputed claims under the ESPP, and to establish such procedures that it deems necessary for the administration of the ESPP. The administrator is further authorized to adopt rules and procedures regarding eligibility to participate, the definition of “compensation,” handling of contributions, and making of contributions to the ESPP, among other responsibilities.

Eligibility

Each employee of Aehr Test Systems (or Aehr Test Systems’ designated subsidiaries or affiliates) is eligible to participate in the ESPP, except that no employee will be eligible to participate in the ESPP to the extent that (i) immediately after the grant, such employee would own 5% or more of the combined voting power of all classes of capital stock of Aehr Test Systems or its parents or subsidiaries, or (ii) his or her rights to purchase stock under all of Aehr Test Systems’ employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock (determined as of the fair market value of the shares on the beginning of the offering period) for each calendar year. In addition, the administrator, in its sole discretion and prior to an offering date, may determine that an individual will not be eligible to participate if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

Offering Period

Unless otherwise determined by the administrator, each offering period under the ESPP will have a duration of approximately 24 months, commencing on the first trading day on or after April 1 of each year and terminating on the first trading day on or after April 1, approximately 24 months later, and commencing on the first trading day on or after October 1 of each year and terminating on the first trading day on or after October 1, approximately 24 months later. The administrator, in its discretion, may modify the terms of offering periods before they begin, provided that no offering period may last more than 27 months.

Participation

The ESPP permits participants to purchase Shares through payroll deductions of up to 10% of their eligible compensation, which includes base straight time gross earnings and commissions (to the extent such commissions are an integral, recurring part of compensation), but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Once an employee becomes a participant in the ESPP, the employee automatically will participate in each successive offering period until the employee withdraws from the ESPP or the employee’s employment with Aehr Test Systems or one of Aehr Test Systems’ designated subsidiaries or affiliates terminates. On the first day of each offering period, each participant automatically is granted a right to purchase shares of our common stock. This purchase right expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of the offering period to the extent of the contributions made during such offering period.

Purchase Price

Unless and until the administrator determines otherwise, the purchase price will be 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period, or (ii) the last day of the offering period, subject to compliance with the Code and the terms of the ESPP. The fair market value of our common stock on any relevant date will be the closing price of our stock as reported on the Nasdaq Capital Market.

Payroll Deductions; Payment for Shares

Contributions are accumulated throughout each offering period, generally through payroll deductions. The number of whole shares that a participant may purchase in each offering period will be determined by dividing the total amount of a participant’s contributions during that offering period by the purchase price; provided, however, that a participant may not purchase more than 3,000 shares each offering period. During an offering period, a participant may discontinue his or her participation in the ESPP and generally may change the rate of payroll deductions in an offering period, including to cease deductions (change contribution rate to 0%) but remain eligible to purchase shares on the next purchase date with funds previously contributed. No fractional shares will be purchased under the ESPP and any contributions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in participant’s account or refunded as soon as administratively possible after the end of the offering period.

All participant contributions are credited to the participant’s account, are generally only withheld in whole percentages and are included with Aehr Test Systems’ general funds where permissible. Funds received by Aehr Test Systems pursuant to purchases under the ESPP will be added to the company’s general funds but will not be segregated unless required by applicable law. A participant generally may not make additional contributions into his or her account outside the regularly established process.

Withdrawal

Generally, a participant may withdraw all of his or her contributions from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to Aehr Test Systems.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the ESPP and the contributions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the ESPP, and such participant’s right to purchase shares under the ESPP will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization

In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of Aehr Test Systems, or other change in the corporate structure of Aehr Test Systems affecting our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, then the administrator will adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share, the number of shares of common stock covered by each right to purchase shares under the ESPP that has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Dissolution or Liquidation

In the event of Aehr Test Systems’ proposed dissolution or liquidation, the administrator will shorten any offering period then in progress by setting a new purchase date and any offering periods will end on the new purchase date. The new purchase date will be prior to the dissolution or liquidation. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, at least ten business days prior to the new purchase date, that the purchase date has been changed to the new purchase date and that the right to purchase shares under the ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period.

Change in Control

In the event of a merger or “change in control,” as defined in the ESPP, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the ESPP purchase rights, the administrator will shorten the offering period with respect to which such ESPP purchase right relates by setting a new purchase date on which such offering period will end. The new purchase date will be prior to the merger or change in control. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, prior to the new purchase date, that the purchase date has been changed to the new purchase date and that the right to purchase shares under the ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the ESPP

The administrator may at any time amend, suspend, or terminate the ESPP, including the term of any offering period then outstanding. Generally, no such termination can adversely affect previously granted rights to purchase shares under the ESPP. The ESPP will continue until terminated by our Board of Directors in accordance with the terms of the ESPP.

Plan Benefits

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP.

Certain Federal Income Tax Information

The following brief summary of the effect of the U.S. federal income taxation upon the participant and Aehr Test Systems with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. Aehr Test Systems generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND AEHR TEST SYSTEMS UNDER THE ESPP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation

The amendment of the ESPP must be approved by a majority of the votes cast, meaning that the amendment of the ESPP will be approved only if the number of votes “FOR” approval of the amendment of the ESPP exceeds the number of votes “AGAINST” approval of the amendment of the ESPP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE AMENDMENT TO THE AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors of the Company has selected BPM LLP, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending May 31, 2019, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee and the Board of Directors will reconsider their selection. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year.

Representatives of BPM LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed or to be billed by BPM LLP for the fiscal years ended May 31, 2018 and 2017:

DESCRIPTION OF SERVICES
	2018	2017
Audit Fees	$166,649	$161,852
All Other Fees	--	64,395
Total Fees	$166,649	$226,247

Audit Fees. Aggregate fees billed or to be billed for professional services rendered for the audit of the Company’s fiscal 2018 and fiscal 2017 annual consolidated financial statements and for the review of the condensed consolidated financial statements included in the Company’s quarterly reports during such periods.

All Other Fees. Aggregate fees billed or to be billed for professional services rendered for review of the Company’s Registration Statement on Form S-8 and Form S-3.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by the Company’ independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In fiscal 2018, all audit and non-audit services were pre-approved in accordance with the Company’s policy.

Vote Required and Recommendation of the Board of Directors

The ratification of the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2019 will be considered approved if a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting vote “FOR” the resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF BPM LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

PROPOSAL 4

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

In accordance with the Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the related rules enacted by the SEC, the Company is submitting an advisory “say-on-pay” resolution for shareholder consideration.

As described in the Compensation Discussion and Analysis section, presented in this Proxy Statement on page 18, the Company believes that the executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

1.
reward executive officers for performance and link executive compensation to the creation of shareholder value through the use of performance and equity-based compensation;

2.
attract, retain and motivate highly qualified executive officers by compensating them at a level that is competitive with other companies in similar industries;

3.
share the risks and rewards of the Company’s business with the Company’s executive officers; and

4.
maximize long-term shareholder returns by utilizing compensation funds in a cost-effective manner.

The Company urges shareholders to read the Compensation Discussion and Analysis section, as well as the Summary Compensation Table and the related compensation tables and narrative that follow it. This information provides detailed information regarding the Company’s executive compensation program, policy and processes, as well as the compensation of named executive officers. The program balances medium term and long-term compensation elements to achieve the defined objectives and link executive compensation with shareholder value.

This vote is advisory and, therefore, will not be binding upon the Company, the Compensation Committee or the Board of Directors. Although this resolution is non-binding, the Compensation Committee and the Board of Directors value the opinions that shareholders express in their vote and will review and consider the outcome of the vote when making future executive compensation decisions.

Vote Required and Recommendation of the Board of Directors

The advisory vote on executive compensation will be considered approved if a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting vote “FOR” the resolution. The Board of Directors strongly endorses the Company’s actions in this regard and unanimously recommends that shareholders vote “FOR” the following resolution at the Annual Meeting:

         “RESOLVED, that the shareholders of Aehr Test Systems, or the Company, approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, ages as of May 31, 2018, and certain information about them as of the mailing date of this Proxy Statement are set forth below:
Name	Age	Position
Gayn Erickson	53	President and Chief Executive Officer
Kenneth B. Spink	57	Vice President of Finance and Chief Financial Officer
Mark D. Allison	61	Vice President of Worldwide Sales
Carl N. Buck	65	Vice President of Marketing
Donald P. Richmond II (1)	62	Vice President of Engineering
David S. Hendrickson (2)	61	Chief Technology Officer
David Fucci	68	Vice President of Operations
Kunio Sano	62	President, Aehr Test Systems Japan K.K.
-------------------------------------
(1)
Mr. Richmond was elected Vice President of Engineering on March 25, 2018
(2)
Mr. Hendrickson’s title was changed effective on March 25, 2018

    GAYN ERICKSON See “Proposal 1 – Election of Directors” above.

    KENNETH B. SPINK joined the Company in 2008 as Corporate Controller and was elected Vice President of Finance, Chief Financial Officer in September 2015. Mr. Spink has more than 30 years of accounting and finance experience in high tech, public accounting, leasing, service and construction industries. He was previously the Corporate Accounting Manager at Applied Materials and began his career with the accounting firm Deloitte. Mr. Spink received a B.S. in Business Administration from California State University, Hayward.

    MARK D. ALLISON joined the Company as Vice President of Worldwide Sales in August 2013.  From October 2011 to August 2013, Mr. Allison operated Mark Allison Consulting, providing strategic planning and sales/marketing services to companies in the semiconductor and IT industries.  From September 2006 to October 2011, Mr. Allison served as Vice President of Marketing at Verigy Ltd., a manufacturer of semiconductor test equipment.  Prior to that, Mr. Allison held various sales, marketing, general management and test engineering positions at companies including Advantest, Integrated Measurement Systems, Megatest, Micron and Texas Instruments.  Mr. Allison received his B.S.E.E. from the University of Notre Dame.

    CARL N. BUCK joined the Company as a Product Marketing Manager in 1983 and held various positions until he was elected Vice President of Engineering in November 1992, Vice President of Research and Development Engineering in November 1996, Vice President of Marketing in September 1997, Vice President of Contactor Business Group in May 2002, Vice President of Marketing and Contactor Business Group in October 2005, Vice President of Sales and Marketing in October 2011, and currently as Vice President of Marketing of the Company. From 1978 to 1983, Mr. Buck served as Product Marketing Manager at Intel Corporation, an integrated circuit and microprocessor company. Mr. Buck received a B.S.E.E. from Princeton University, an M.S. in Electrical Engineering from the University of Maryland and an M.B.A. from Stanford University.

    DONALD P. RICHMOND II joined the Company as a Senior Electrical Engineer for Aehr’s Wafer Level Test and Burn-in solutions in 1998, and has held several key positions before he was elected Vice President of Engineering in March 2018. Prior to joining the Company, Mr. Richmond was co-founder, member of the Board of Directors, and Vice President of Operations at ChipScale Inc. / Micro SMT Inc., a leader in chip scale packaging of semiconductor ICs & discrete circuits. Prior to that, Mr. Richmond served as president of TEAM Holdings LTD. / TEAM International LTD., a semiconductor packaging subcontractor. Mr. Richmond has over 40 years of executive and general management, operations, customer support and R&D program management experience dating back to the mid-1970s when he began his career in semiconductor design with Signetics Corporation. Mr. Richmond received a B.S.E.E. Technology from DeVry Institute Arizona.

   DAVID S. HENDRICKSON joined the Company in October 2000 as Vice President of Engineering and was elected Chief Technology Officer in March 2018. From 1999 to 2000, Mr. Hendrickson served as Platform General Manager, and from 1995 to 1999 as Engineering Director and Software Director of Siemens Medical (formerly Acuson Corporation), a medical ultrasound products company. From 1990 to 1995, Mr. Hendrickson served as Director of Engineering and Director of Software of Teradyne Inc. (formerly Megatest Corporation), a manufacturer of semiconductor capital equipment. Mr. Hendrickson received a B.S. in Computer Science from Illinois Institute of Technology.

    DAVID FUCCI joined the Company as Vice President of Operations in June 2014.  From February 2003 to May 2014, Mr. Fucci served as Vice President of Manufacturing Operations/Vice President of Quality & Compliance at DCG Systems, a leading provider of design-to-test solutions for the global semiconductor industry. DCG Systems was a division of Credence Systems Corporation, a provider of test solutions for the semiconductor industry, until 2008. Mr. Fucci was Director of Worldwide Operations/Supply Chain Management at Wireless Online, Inc. from 2000 to 2002. Prior to that, he was Senior Director of Manufacturing Operations for MicroTouch Systems. Mr. Fucci received his B.S.E.E. from the Northeastern University and an M.B.A. from Boston University.

     KUNIO SANO joined the Company as Vice President of New System Development, Aehr Test Systems Japan K.K., the Company's subsidiary in Japan, in June 1998 and was elected President, Aehr Test Systems Japan K.K. in January 2001. From 1991 to 1998, he served as Manager of the Development Engineering Department at Tokyo Electron Yamanashi Limited, a leading worldwide semiconductor equipment manufacturer. Prior to that, Mr. Sano held a development engineering position at TOKICO LTD. and test engineering and design positions at Oki Engineering Co., Ltd. Mr. Sano received a B.S.E.E. from Sagami Institute of Technology in Kanagawa, Japan.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

        The Company compensates the Company’s executive officers through a combination of base salary, cash bonus and equity compensation designed to be competitive with comparable companies. The Company’s primary objectives of the overall executive compensation program are to attract, retain, motivate and reward Company executive officers while aligning their compensation with the achievements of key business objectives and maximization of shareholder value.

The Company’s compensation programs are designed to:

1.
reward executive officers for performance and link executive compensation to the creation of shareholder value through the use of performance and equity-based compensation;

2.
attract, retain and motivate highly qualified executive officers by compensating them at a level that is competitive with other companies in similar industries;

3.
share the risks and rewards of the Company’s business with the Company’s executive officers; and

4.
maximize long-term shareholder returns by utilizing compensation funds in a cost-effective manner.

        To achieve these objectives, the Company has implemented and maintains compensation plans that tie a significant portion of executive officers’ overall compensation to the Company’s financial performance and stock price. In determining the compensation for the Company’s executive officers, the Company considers a number of factors, including information regarding comparably sized companies in the semiconductor equipment and materials industries in the United States. The Company also considers the level of the executive officer, the geographical region in which the executive officer resides and the executive officer’s overall performance and contribution to the Company in determining compensation. The compensation packages provided by the Company to its executive officers, including the named executive officers, include both cash-based and equity-based compensation. A component of these compensation packages is linked to the performance of individual executive officers as well as Company-wide performance objectives. The Compensation Committee ensures that the total compensation paid to the Company’s executive officers is competitive and consistent with the Company’s compensation philosophy and corporate governance guidelines. The Compensation Committee relies upon Company employees, personal knowledge of semiconductor equipment industry compensation practices, compensation data in SEC filings, and national and regional compensation surveys to provide information and recommendations to establish specific compensation packages for executive officers.

Role of Compensation Committee

       The Company’s executive officer compensation program is overseen and administered by the Compensation Committee. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the executive officers of the Company. The Compensation Committee is appointed by the Company’s Board of Directors, and currently consists of Messrs. Elder and Slayen, each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Company’s Compensation Committee has primary responsibility for ensuring that the Company’s executive officer compensation and benefit program is consistent with the Company’s compensation philosophy and corporate governance guidelines and for determining the executive compensation packages offered to the Company’s executive officers.

The Compensation Committee is responsible for:

1.
determining the specific executive officer compensation methods to be used by the Company and the participants in each of those specific programs;

2.
determining the evaluation criteria and timelines to be used in those programs;

3.
determining the processes that will be followed in the ongoing administration of the programs; and

4.
determining their role in the administration of the programs.

       Many of the actions take the form of recommendations to the full Board of Directors where final approval, rejection or redirection may occur. The Compensation Committee is responsible for administering the compensation programs for all Company executive officers. The Compensation Committee has delegated the responsibility of administering the compensation programs for all other Company employees to the Company's officers.

Elements of Compensation

In structuring the Company’s compensation program, the Compensation Committee seeks to select the types and levels of compensation that will further its goals of rewarding performance, linking executive officer compensation to the creation of shareholder value, attracting and retaining highly qualified executive officers and maximizing long-term shareholder returns.

The Company designs base salary to provide the essential reward for an executive officer’s work. Once base salary levels are initially determined, increases in base salary are provided to recognize an executive officer’s specific performance achievements.

The Company utilizes equity-based compensation, including stock options and restricted stock units, or RSUs, to ensure that the Company has the ability to retain executive officers over a longer period of time, and to provide executive officers with a form of reward that aligns their interests with those of the

Company’s shareholders. Executive officers whose skills and results the Company deems to be critical to the Company’s long-term success are eligible to receive higher levels of equity-based compensation.

The Company also utilizes various forms of performance-based compensation, including cash bonuses, commissions, and RSUs that allow the Company to remain competitive with other companies while providing additional compensation for an executive officer’s outstanding results and for the achievement of corporate objectives.

Core benefits, such as the Company’s basic health benefits, 401(k) program, Employee Stock Ownership Plan, or ESOP, and life insurance, are designed to provide support to executive officers and their families.

Currently, the Company uses the following executive officer compensation vehicles:

●
Cash-based programs: base salary, annual bonus plan and a revenue commission plan; and

●
Equity-based programs: The 2016 Equity Incentive Plan, the Amended and Restated 2006 Employee Stock Purchase Plan, or ESPP, and the ESOP.

These programs apply to all executive level positions, except for the revenue commission plan, which only applies to Mark Allison, the Vice President of Worldwide Sales. Periodically, but at least once near the close of each fiscal year, the Compensation Committee reviews the existing plans and recommends those that should be used for the subsequent year.

Consistent with the Company’s compensation philosophy, the Company has structured each element of the Company’s executive officer compensation program as described below.

Base Salary

The Company creates a set of base salary structures that are both affordable and competitive in relation to the market. The Company determines the Company’s executive officer salaries based on job responsibilities and individual experiences. The Company monitors base salary levels within the market and makes adjustments to the Company’s structures as needed after considering the recommendations of management. The Company’s Compensation Committee reviews the salaries of the Company’s executive officers annually, and the Company’s Compensation Committee grants increases in salaries based on individual performance during the prior calendar year, provided that any increases are within the guidelines determined by the Compensation Committee for each position.

Annual Bonus

The Company’s executive annual bonus plan provides for cash bonus awards, dependent upon attaining stated corporate objectives and personal performance goals. The Company’s executive officers are eligible to receive cash bonuses based upon the Company’s achievement of certain financial and performance goals set by the Compensation Committee. The Compensation Committee approves the performance criteria on an annual basis and these financial and performance goals typically have a one-year time horizon. The Compensation Committee believes that the practice of awarding incentive bonuses based on the achievement of performance goals furthers the Company’s goal of strengthening the connection between the interests of management and the Company’s shareholders.

In fiscal 2018, the Company’s Compensation Committee determined the maximum eligible cash bonus levels for Gayn Erickson, Kenneth B. Spink and David S. Hendrickson were up to 100%, 60% and 60% of their base salaries, respectively. Based on the Company performance for the year, the Compensation Committee awarded $3,988, $1,810 and $2,020 to Gayn Erickson, Kenneth B. Spink and David S. Hendrickson, respectively. Donald P. Richmond II was elected Vice President of Engineering in March 2018, and was not eligible for cash bonus in fiscal 2018. The annual incentive bonus plan is discretionary, and the Compensation Committee may modify, suspend, eliminate or adjust the plan, the goals and the total or individual payouts at any time.

Revenue Commission

During fiscal 2018, Mark Allison, the Vice President of Worldwide Sales, was eligible to receive revenue commission based on achievement of revenue objectives or quotas. Mark Allison receives a standard commission for revenue up to 100% of quota and accelerated commissions based on revenue above quota. Commissions are considered earned at the time of revenue recognition and are paid after the close of the quarter of revenue recognition.

Under this plan, Mark Allison, the Vice President of Worldwide Sales, earned $66,794 in fiscal 2018 and was paid $66,472 during fiscal 2018. This $66,472 included $16,106 that was earned in fiscal 2017. The remaining $16,428 earned in fiscal 2018 was paid to Mark Allison in fiscal 2019. Commissions earned by Mark Allison in fiscal 2018 are included in the annual compensation salary column in the Summary Compensation Table on page 23.

Equity Compensation

The Company awards equity compensation to the Company’s executive officers based on the performance of the executive officer and guidelines related to each executive officer’s position in the Company. The Company determines the Company’s equity compensation guidelines based on information derived from the Company’s experience with other companies and, with respect to the Company’s executive officers, informal surveys of companies in the Company’s industry. The Company typically bases awards to newly hired executive officers and for continuing executive officers on these guidelines as well as an executive officer’s performance for the prior fiscal year. The Company evaluates each executive officer’s awards based on the factors described above and competitive practices in the Company’s industry. The Company believes that stock option ownership is an important factor in aligning corporate and individual goals. The Company utilizes equity-based compensation, including stock options and RSUs, to encourage long-term performance with corporate performance and extended executive officer tenure producing potentially significant value.

The Company’s Compensation Committee generally grants stock options and RSUs to executive officers. Such grants are typically made at the first meeting of the Board of Directors held each fiscal year. The Company believes annual awards at this time allow the Compensation Committee to consider a number of factors related to the option award decisions, including corporate performance for the prior fiscal year, executive officer performance for the prior fiscal year and expectations for the upcoming fiscal year. With respect to newly hired executive officers, the Company’s standard practice is to make stock option grants effective on or shortly after the executive officer’s hire date.

The criteria for determining the appropriate salary level, bonus and equity awards for each of the executive officers include: (a) Company performance as a whole; (b) business unit performance (where appropriate); and (c) individual performance. Company performance and business unit performance are measured against both strategic and financial goals. Examples of these goals are to obtain operating profit, revenue growth, and timely new product introduction. Individual performance is measured to specific objectives relevant to the executive officer’s position and a specific time frame.

These criteria are usually related to a fiscal year time period, but may, in some cases, be measured over a shorter or longer time frame.

The processes used by the Compensation Committee include the following steps:

1.
The Compensation Committee periodically reviews information comparing the Company’s compensation levels to other companies in similar industries, other leading companies (regardless of industry) and competitors. Primarily, personal knowledge of semiconductor equipment industry compensation practices, compensation data in SEC filings, and national and regional compensation surveys are used.

2.
At or near the start of each evaluation cycle, the Compensation Committee meets with the Chief Executive Officer to review, revise as needed, and agree on the performance objectives set for the other executive officers. The Chief Executive Officer and Compensation Committee jointly set the Company objectives to be used. The business unit and individual objectives are formulated jointly by the Chief Executive Officer and the specific individual. The Compensation Committee also, with the Chief Executive Officer, jointly establishes and agrees on respective performance objectives of each executive officer.

3.
Throughout the performance cycle review, feedback is provided by the Chief Executive Officer, the Compensation Committee and the Board of Directors, as appropriate.

4.
At the end of the performance cycle, the Chief Executive Officer evaluates each other executive officers’ relative success in meeting the performance goals. The Chief Executive Officer makes recommendations on salary, bonus and equity awards, utilizing the comparative results as a factor. Also included in the decision criteria are subjective factors such as teamwork, leadership contributions and ongoing changes in the business climate. The Chief Executive Officer reviews the recommendations and obtains Compensation Committee approval.

5.
The final evaluations and compensation decisions are discussed with each executive officer by the Chief Executive Officer or Compensation Committee, as appropriate.

In fiscal 2018, the Company granted a total of 368,651 RSUs and options to purchase shares of the Company’s common stock of which a total of 173,551 RSUs and options were granted to the Company’s executive officers, representing 47.1% of all RSUs and options granted in fiscal 2018. The Company’s Compensation Committee does not apply a formula for allocating equity awards to executive officers. Instead, the Company’s Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executive officers and the total number of options to be granted in the fiscal year.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance, the Company’s 401(k) plan, the Company’s 2016 Equity Incentive Plan, ESOP, and ESPP. The executive officers participate on the same basis as other employees, except that the company made payments for a supplemental insurance to cover the uninsured out-of-pocket amounts related to healthcare for the executive officers. Other than these payments, there were no other special benefits or perquisites provided to any executive officer in fiscal 2018, except that Mark Allison received auto allowance payments. During fiscal 2018, the Company made payments for health and life insurance premiums and medical costs as reflected in the Summary Compensation Table below under the “All Other Compensation” column. The Company does not maintain any pension plan, retirement benefit or deferred compensation arrangement other than the Company’s 401(k) plan and ESOP. The Company is not required to make contributions to the 401(k) plan and did not make any during fiscal 2018. During fiscal 2018, the Company contributed $60,000 to the Company’s ESOP.

The Company entered into Change of Control Severance Agreements on January 24, 2001 with David S. Hendrickson; on January 3, 2012 with Gayn Erickson; on August 12, 2013 with Mark Allison; on September 9, 2015 with Kenneth B. Spink; and on March 26, 2018 with Donald P. Richmond II; pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change of control of the Company. For this purpose, a change of control of the Company means a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting securities of the Company by any person or a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Termination of employment for purposes of these agreements means a discharge of the executive officer by the Company, other than for specified causes including dishonesty, conviction of a felony, misconduct or wrongful acts. Termination also includes resignation following the occurrence of an adverse change in the executive officer’s position, duties, compensation or work conditions. The amounts payable under the agreements will change from year to year based on the executive’s compensation.

In the event of a termination following a change of control, the amounts payable to Messrs. Allison, Erickson, Hendrickson, Richmond and Spink based on their base salaries at May 31, 2018, would be approximately $99,589, $460,822, $139,117, $106,459 and $170,366, respectively. In addition to the amounts payable to the executive officers mentioned in the previous sentence, the aggregate values of the acceleration of vesting of the executive officers’ unvested stock options based on the spread between the closing price of the Company’s Common Stock on May 31, 2018 (the last business day of the last fiscal year) of $2.60 and the exercise price of the stock options for Messrs. Allison, Erickson, Hendrickson, Richmond and Spink would be $9,767, $27,836, $8,471, $11,995 and $12,959, respectively, and the aggregate values of the acceleration of vesting of the executive officers’ unvested RSUs based on the closing price of the Company’s Common Stock on May 31, 2018 of $2.60 for Messrs. Allison, Erickson, Hendrickson, Richmond and Spink would be $12,594, $44,920, $15,389, $0 and $18,915, respectively.

Compensation of the Chief Executive Officer

The Compensation Committee used the same compensation policy described above for all executive officers to determine the compensation for Mr. Gayn Erickson, the Company’s Chief Executive Officer, in

fiscal year 2018. In setting both the cash-based and the equity-based elements of Mr. Erickson’s compensation, the Compensation Committee considered the company’s performance, competitive forces taking into account Mr. Erickson’s experience and knowledge, and Mr. Erickson’s leadership in achieving the Company’s long-term goals. During fiscal year 2018, Mr. Erickson received stock options under the Company’s 2016 Equity Incentive Plan for 34,200 shares, which vest over four year. Additionally, Mr. Erickson received RSUs under the Company’s 2016 Equity Incentive Plan for 11,400 shares, which vest over four years. The Compensation Committee believes Mr. Erickson’s fiscal year 2018 compensation was fair relative to the Company’s performance and Mr. Erickson’s individual performance and leadership, and that it rewards him for this performance and will serve to retain him as a key employee.

Policy on Deductibility of Compensation

The Company is required to disclose the Company’s policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation, is limited to no more than $1 million per year. To the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensation.

Compensation of Executive Officers

The following table shows information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the fiscal years ended May 31, 2018, 2017 and 2016 by the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for the fiscal year ended May 31, 2018. We refer to these executive officers as our named executive officers.

Summary Compensation Table

						Non-Equity
						Incentive Plan	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Compensation (2)	Compensation (3)	Total
Gayn Erickson	2018	$288,343	$3,988	$44,802	$84,592	--	$30,248(4)	$451,973
President and Chief Executive Officer	2017	$275,018	--	$82,740	$48,019	--	$32,691	$438,468
	2016	$273,192	--	$75,600	--	--	$34,061	$382,853

Kenneth B. Spink	2018	$217,627	$1,811	$18,864	$62,311	--	$14,945(5)	$315,558
Vice President of Finance and Chief Financial Officer	2017	$190,008	--	--	$19,535	--	$15,237	$234,860
	2016	$173,983	--	--	--	--	$12,237	$186,220

David S. Hendrickson	2018	$227,460	$2,020	$18,424	$31,974	--	$36,552(6)	$316,430
Chief Technology Officer	2017	$232,149	$15,000	$6,300	$11,214	--	$42,093	$306,756
	2016	$232,149	--	--	--	--	$42,154	$274,303

Mark Allison	2018	$180,003	--	$9,825	$17,052	$66,794	$26,850(7)	$300,524
Vice President of Worldwide Sales	2017	$180,003	--	$8,400	$14,952	$45,544	$25,036	$273,935
	2016	$181,207	--	--	--	$38,367	$15,215	$234,789

Donald P. Richmond II	2018	$184,349	--	--	$71,697	--	$14,450(8)	$270,496
Vice President of Engineering

(1)
The amounts reported represent the aggregate grant date fair value of equity awards granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the value of awards are set forth in Note 10 of the Notes to the Consolidated Financial Statements included in Aehr Test’s Annual report on Form 10-K for fiscal filed with the SEC on August 28, 2018.

(2)
Commissions earned.

(3)
Consists of contributions made by the Company under its ESOP, health and life insurance premiums, medical costs and auto allowance paid by the Company.

(4)
Includes health and life insurance premiums and medical costs paid by the Company in the amount of $27,669.

(5)
Includes health and life insurance premiums and medical costs paid by the Company in the amount of $12,969.

(6)
Includes health and life insurance premiums and medical costs paid by the Company in the amount of $34,478.

(7)
Includes health and life insurance premiums and medical costs in the amount of $19,176, and auto allowance in the amount of $5,400 paid by the Company.

(8)
Includes health and life insurance premiums and medical costs paid by the Company in the amount of $12,905.

Grants of Plan Based Awards in Fiscal 2018

The following table provides information with regard to each grant of an award made to the named executive officers during the fiscal year ended May 31, 2018.

					All Other
				All Other	Option
				Stock	Awards:
	Estimated Future Payouts			Awards:	Number of	Exercise	Grant Date
	Under Non-Equity			Number of	Securities	Price of	Fair Value of
	Incentive Plan Awards (1)		Grant	Shares of Stock	Underlying	Option	Stock Option
Name	Target ($)	Maximum ($)	Date	Or Units (2)	Option # (3)	Awards ($) (4)	Awards ($)
Gayn Erickson	$144,385	$288,769	7/11/17	11,400	--	--	$44,802
			7/11/17	--	34,200	$3.93	$77,757

Kenneth B. Spink	$65,553	$131,105	7/11/17	4,800	--	--	$18,864
			7/11/17	--	24,400	$3.93	$55,476

David S. Hendrickson	$73,127	$146,254	7/11/17	4,688	--	--	$18,424
			7/11/17	--	14,063	$3.93	$31,974

Mark Allison (5)	$--	$--	7/11/17	2,500	--	--	$9,825
			7/11/17	--	7,500	$3.93	$17,052

Donald P. Richmond II	$--	$--	7/11/17	--	6,000	$3.93	$13,642
			3/25/18	--	34,000	$2.42	$51,748

(1)
Reflects the target and maximum values of cash bonus award to the named executive officers in fiscal 2018. The cash bonus award amounts actually earned by the named executive officers in fiscal 2018 are shown in the Summary Compensation Table for fiscal 2018 under the heading “Bonus” refer to “Compensation Discussion and Analysis” above for a description of the cash bonus compensation.

(2)
Officers received RSUs under the Company’s 2016 Equity Incentive Plan which vest over four years.

(3)
The stock options granted in fiscal 2018 are generally exercisable starting one month after the date of grant, with 1/48th of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. These options generally expire seven years from the date of grant.

(4)
Options are granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by reference to the closing price reported by the Nasdaq Capital Market on the date of grant.

(5)
Mr. Allison is eligible to receive revenue commission instead of a cash bonus award. Mr. Allison is eligible to receive $75,000 at the target worldwide consolidated revenues, plus 0.452% of worldwide consolidated revenues above target worldwide consolidated revenues.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents certain information concerning the outstanding equity awards held as of May 31, 2018 by each named executive officer.

	Stock Awards		Option Awards
	Number of Shares	Market Value of Shares	Number of Securities		Option	Option
	of Stock or Units	of Stock or Units	Underlying Unexercised Options (3)		Exercise	Expiration
Name	Unvested (1)	Unvested (2)	Exercisable	Unexercisable	Price	Date

Gayn Erickson	17,277	$44,920	201,667	--	$0.590	1/3/2019
			55,000	--	$1.271	6/26/2019
			95,000	--	$1.280	6/25/2020
			93,749	6,251	$2.710	8/20/2021
			43,937	13,063	$2.100	4/21/2022
			19,593	23,157	$1.680	7/25/2023
			7,123	27,077	$3.930	7/11/2024

Kenneth B. Spink	7,275	$18,915	3,438	--	$1.280	6/25/2020
			11,250	750	$2.710	8/20/2021
			7,322	2,178	$2.100	4/21/2022
			19,333	9,667	$2.300	9/9/2022
			8,250	9,750	$1.680	7/25/2023
			5,083	19,317	$3.930	7/11/2024

David S. Hendrickson	5,919	$15,389	20,000	--	$1.280	6/25/2020
			52,734	3,516	$2.710	8/20/2021
			19,270	5,730	$2.100	4/21/2022
			5,156	6,094	$1.680	7/25/2023
			2,929	11,134	$3.930	7/11/2024

Mark Allison	4,844	$12,594	85,000	--	$1.730	8/12/2020
			32,812	2,188	$2.710	8/20/2021
			15,416	4,584	$2.100	4/21/2022
			6,875	8,125	$1.680	7/25/2023
			1,562	5,938	$3.930	7/11/2024

Donald P. Richmond II	--	$--	10,000	--	$1.271	6/26/2019
			16,000	--	$1.280	6/25/2020
			14,062	938	$2.710	8/20/2021
			7,708	2,292	$2.100	4/21/2022
			4,583	5,417	$1.680	7/25/2023
			1,250	4,750	$3.930	7/11/2024
			1,416	32,584	$2.420	3/25/2025

(1)
RSUs generally vest starting three month after the date of grant, and with an additional 1/16th of the total number of RSUs vesting each three months thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2)
Market value of RSUs was based on the closing price of the Company’s Common Stock on May 31, 2018 of $2.60.

(3)
Stock options outstanding are generally exercisable starting one month after the date of grant, and with an additional 1/48th of the total number of option shares becoming exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

Stock Awards Vested and Option Exercises in Fiscal 2018

The following table provides information concerning option exercises and RSUs vested by the named executive officers during the fiscal year ended May 31, 2018.

	Stock Awards		Option Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Vesting (#)	Vesting ($) (1)	Exercise (#)	Exercise ($) (2)
Gayn Erickson	5,701	$17,704	140,000	$346,665
Kenneth B. Spink	2,400	7,453	--	--
David S. Hendrickson	1,817	5,592	110,000	182,140
Mark Allison	1,718	5,380	--	--
Donald P. Richmond II	--	--	--	--

(1)
The aggregate value realized upon vesting of RSUs represents the closing price of the Company’s common stock reported by the Nasdaq Capital Market on the vesting date multiplied by the number of RSUs vested.

(2)
The aggregate value realized upon exercise of stock options represents the difference between the exercise price and the closing price of the Company’s common stock reported by the Nasdaq Capital Market on the exercise date multiplied by the number of options exercised.

Potential Payments Upon Termination or Change of Control

The following table shows the potential payments upon termination or change of control for the named executive officers as of May 31, 2018.

Involuntary
Termination not for
Named Executive Benefits and Payments	Cause Following a
Upon Termination:	Change of Control (1)
Gayn Erickson
Base salary	$433,153
Medical continuation	27,669
Value of accelerated stock options (2)	27,836
Value of accelerated RSUs (3)	44,920

Kenneth B. Spink
Base salary	$163,882
Medical continuation	6,484
Value of accelerated stock options (2)	12,959
Value of accelerated RSUs (3)	18,915

David S. Hendrickson
Base salary	$121,878
Medical continuation	17,239
Value of accelerated stock options (2)	8,471
Value of accelerated RSUs (3)	15,389

Mark Allison
Base salary	$90,002
Medical continuation	9,588
Value of accelerated stock options (2)	9,767
Value of accelerated RSUs (3)	12,954

Donald P. Richmond II
Base salary	$100,006
Medical continuation	6,453
Value of accelerated stock options (2)	11,995
Value of accelerated RSUs (3)	--

(1)
A change of control of the Company means a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting securities of the Company by any person or a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Involuntary termination not for cause means a discharge of the executive by the Company, other than for specified causes including dishonesty, conviction of a felony, misconduct or wrongful acts, and also includes resignation following the occurrence of an adverse change in the executive officer’s position, duties, compensation or work conditions.

(2)
Represents the aggregate value of the acceleration of vesting of the executive officer’s unvested stock options based on the spread between the closing price of the Company’s Common Stock on May 31, 2018 of $2.60 and the exercise price of the stock options.

(3)
Represents the aggregate value of the acceleration of vesting of the executive officer’s unvested RSUs based on the closing price of the Company’s Common Stock on May 31, 2018 of $2.60.

Director Compensation

Rhea J. Posedel and Gayn Erickson, inside directors of the Company, do not receive any compensation for their services as members of the Board of Directors. An inside director is a director who is a regular employee of the Company, whereas an outside director is not an employee of the Company. Each outside director received (1) an annual retainer of $25,000 paid in quarterly installments, (2) $2,500 for each regular board meeting such member attended, and (3) $1,250 for each special telephonic board meeting such member attended. Committee members attending a committee meeting not held in conjunction with a regular board meeting received the following amounts: Audit Committee chair - $2,000; Audit Committee member - $1,500; Compensation Committee chair - $1,750; and other committee members - $1,250. Committee members attending a committee meeting held in conjunction with a regular board meeting received 50% of the amounts noted above for each respective committee member. Outside directors are also reimbursed for certain expenses incurred in attending board and committee meetings.

Directors are also eligible to participate in the Company’s Equity Incentive Plans. On October 26, 2017, outside directors William Elder, Mario Rosati, John Schneider and Howard Slayen were each granted options to purchase 10,000 shares at $3.46 per share.

The following table sets forth the compensation paid by the Company during the fiscal year ended May 31, 2018 to the Company’s directors other than Mr. Erickson:

Director Compensation

		Fees Earned	Option	Stock	Non-equity	All Other	Total
		or Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
Name	Year	Cash ($)	($) (1)	($)	Compensation ($)	($) (2)	($)

Rhea J. Posedel	2018	$100,006(3)	$40,925	--	$690(4)	$19,095	$160,716
Robert R. Anderson(5)	2018	23,000	--	--	--	--	23,000
William W. R. Elder	2018	41,000	19,305	--	--	--	60,305
Mario M. Rosati	2018	35,000	19,305	--	--	--	54,305
John M. Schneider	2018	43,500	19,305	--	--	--	62,805
Howard T. Slayen	2018	45,500	19,305	--	--	--	64,805

(1)
The amounts reported represent the aggregate grant date fair value of equity awards granted in the respective fiscal years, as determined pursuant to ASC 718. The assumptions used to calculate the value of awards are set forth in Note 1 of the Notes to the Consolidated Financial Statements included in Aehr Test’s Annual Report on Form 10-K for fiscal filed with the SEC on August 28, 2018. At the end of fiscal 2018, the aggregate number of option awards outstanding for each director was as follows: 106,500 held by Rhea Posedel; 43,376 held by Robert Anderson; 84,440 held by William Elder; 193,254 held by Mario Rosati; 69,259 held by John Schneider; and 134,296 held by Howard Slayen. Options granted generally vest at either one-twelfth (1/12th) or one-forty-eighth (1/48th) of the shares each month after the date of grant, so long as the optionee remains a director of the Company.

(2)
Includes health and life insurance premiums and medical costs paid by the Company in the amount of $18,367, and contributions made by the Company under its ESOP in the amount of $728.

(3)
Reflects salary earned by Rhea Posedel in fiscal 2018 as an employee of the Company.

(4)
Reflects bonus earned by Rhea Posedel in fiscal 2018 as an employee of the Company.

(5)
Robert Anderson resigned as a member of the Board of Directors on October 26, 2017, and his last date to exercise his outstanding options is October 26, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

In its ordinary course of business, the Company may enter into transactions with certain of its directors and officers. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with an independent third party. The Company’s policy is to require that any transaction with a related party that is required to be reported under applicable SEC rules, be reviewed and approved according to an established procedure. Such a transaction is reviewed and approved by the Company’s Audit Committee as required by the Audit Committee’s charter. We have not adopted specific standards for approval of these transactions, but instead we review each such transaction on a case by case basis.

Legal Counsel

During fiscal 2018, Mr. Mario M. Rosati, a member of the Board of Directors of the Company, was also a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR. The Company retained WSGR as its legal counsel during the fiscal year. The Company plans to retain WSGR as its legal counsel again during fiscal 2019.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Elder and Slayen. No interlocking relationship exists between the Company’s Board of Directors and Compensation Committee and the board of directors or compensation committee of any other company.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
William W.R. Elder
Howard T. Slayen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of August 31, 2018, or some other practical date in cases of the principal shareholders, by: (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the Company’s named executive officers, and (iv) all directors and executive officers of the Company as a group:

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent(2)
Directors and Named Executive Officers:
Rhea J. Posedel (3)	1,031,126	4.6%
Gayn Erickson (4)	890,433	3.9%
William W. R. Elder (5)	214,999	1.0%
Mario M. Rosati (6)	420,939	1.9%
John M. Schneider (7)	637,687	2.9%
Howard T. Slayen (8)	332,691	1.5%
Kenneth B. Spink (9)	97,986	*
David S. Hendrickson (10)	105,292	*
Mark Allison (11)	159,005	*
Donald P. Richmond II (12)	122,130	*
All Directors and Executive Officers as a group (13 persons) (13)	4,373,261	18.3%

Principal Shareholders:
QVT Financial LP (14) 1177 Avenue of the Americas, 9th Floor, New York, NY 10036	1,847,215	7.7%
AWM Investment Company, Inc. (15) 527 Madison Avenue, Suite 2600, New York, NY 10022	1,801,926	8.1%

*
Represents less than 1% of the Common Shares

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have represented to the Company that they have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Aehr Test Systems, 400 Kato Terrace, Fremont, California 94539.

(2)
Percentage ownership is based on 22,245,095 shares of Common Stock outstanding on August 31, 2018. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of August 31, 2018 and shares of Common Stock subject to RSUs that are subject to vest within 60 days of August 31, 2018 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 899,214 shares held by the Rhea J. Posedel Family Trust, and 84,750 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(4)
Includes 510,440 shares issuable upon the exercise of stock options exercisable and 1,603 RSUs vesting within 60 days of August 31, 2018.

(5)
Includes 3,000 shares held by Derek S. Elder, Mr. Elder’s son, 111,800 shares held by William WR  Elder & Gloria L S Elder, Trustees of the Elder Family Trust DTD 12/02/88, and 84,440 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(6)
Includes 27,000 shares held by Mario M. Rosati and Douglas Laurice, trustees for the benefit of Mario M. Rosati, 151,016 shares held by Mario M. Rosati, Trustee of the Mario M. Rosati Trust, U/D/T dated 1/5/90, 22,500 shares held by WS Investment Company, LLC (2001A) for which Mr. Rosati is a general partner, 23,468 shares held by Mario M. Rosati and Danelle Storm Rosati, Trustees of the Rosati Family Trust U/D/T dated May 23, 1997, and 193,254 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(7)
Includes 331,800 shares held in a Schwab IRA for which Mr. Schneider is the owner, 205,676 shares held by Dharma Group Insurance Co for which Mr. Schneider is an affiliate, 28,632 shares held by PWA Real Estate, LLC for which Mr. Schneider is an affiliate, and 68,634 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(8)
Includes 109,220 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(9)
Includes 65,624 shares issuable upon the exercise of stock options exercisable and 675 RSUs vesting within 60 days of August 31, 2018.

(10)
Includes 89,805 shares issuable upon the exercise of stock options exercisable and 527 RSUs vesting within 60 days of August 31, 2018.

(11)
Includes 149,030 shares issuable upon the exercise of stock options exercisable and 469 RSUs vesting within 60 days of August 31, 2017.

(12)
Includes 63,624 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2018.

(13)
Includes 1,685,850 shares issuable upon the exercise of stock options exercisable and 4,368 RSUs vesting within 60 days of August 31, 2018.

(14)
Based on information reported by QVT Financial LP (“QVT”) on Schedule 13G filed with the SEC on February 9, 2017. QVT has shared voting and dispositive power with respect to all of the shares. The shares are issuable upon conversion of outstanding convertible notes issued to QVT Fund LP and Quintessence Fund L.P. which are affiliates of QVT.

(15)
Based on information reported by AWM Investment Company, Inc. on Schedule 13G filed with the SEC on February 13, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting system of internal control, audit process and process for monitoring compliance with laws and regulations. The Audit Committee evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs.

The Company’s management has primary responsibility for preparing the Company’s consolidated financial statements and for the Company’s financial reporting process. The Company’s independent registered public accounting firm, BPM LLP, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements contained in the Company’s Annual Report on From 10-K for fiscal year 2018. BPM LLP, the Company’s independent registered public accounting firm for fiscal year 2018, issued their unqualified report dated August 28, 2018 on the Company's consolidated financial statements.

The Audit Committee has also discussed with BPM LLP the matters required to be discussed by the Auditing Standards No. 1301, “Communications with Audit Committee” issued by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from BPM LLP required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has conducted a discussion with BPM LLP relative to its independence. The Audit Committee has considered whether BPM LLP's provision of non-audit services is compatible with its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Aehr Test Systems that the Company's audited consolidated financial statements for the fiscal year ended May 31, 2018 be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

William W.R. Elder
John M. Schneider
Howard T. Slayen

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and 10% shareholders file reports of ownership and changes in ownership with the SEC as to the Company’s securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended May 31, 2018, except that the three Form 4s of John Schneider reporting stock sales on July 26, 2017, on August 2, 2017 and on August 4, 2017 were inadvertently filed late.

FINANCIAL STATEMENTS

The Company’s Annual Report to Shareholders for the last fiscal year is being mailed with this Proxy Statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

 GAYN ERICKSON
President and Chief Executive Officer

Dated: September 26, 2018